Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@HawkinsInc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

JWeichert@Comcast.net

HAWKINS, INC. REPORTS

SECOND QUARTER, FIRST HALF FISCAL 2008 RESULTS

Minneapolis, MN, November 8, 2007 – Hawkins, Inc. (Nasdaq: HWKN) today announced second quarter and six months results for fiscal 2008. For the quarter ended September 30, 2007, Hawkins reported sales increased 14.1% to $48.1 million, versus $42.2 million in sales for the same period a year ago. Net income for the quarter was $2.9 million, equal to diluted earnings per share of $0.29, versus net income of $3.1 million, equal to diluted earnings per share of $0.31 for the second quarter of fiscal 2007.

For the six months ended September 30, 2007, Hawkins reported sales of $96.8 million, net income of $5.9 million and diluted earnings per share of $0.57 versus sales of $83.7 million, net income of $5.9 million and diluted earnings per share of $0.58 for the same period a year ago.

Industrial segment sales increased by 24.3% for the six months ended September 30, 2007, which was driven in part by increased volumes; price increases commensurate with rising material costs; and the acquisition of Trumark, Inc.

Gross margin as a percent of sales for the three and six months ended September 30, 2007 was 24.7% and 24.5%, respectively, versus 26.5% and 26.3%, respectively, a year ago. The decrease was partially attributable to the change in product mix towards higher volume, lower margin products. Additionally, prior year margins were positively impacted by LIFO adjustments primarily due to fluctuations in the cost and inventory levels of caustic soda and other chemicals.

Net income was negatively impacted by higher fixed costs, including additional employees related to the implementation of an Enterprise Resource Planning (ERP) system in October 2006, the acquisition of Trumark and the Company’s sales growth. Additionally, significant professional fees are being incurred to facilitate ERP system enhancements in order to maximize the benefits of the new system to support future sales growth.

Chief Executive Officer, John R. Hawkins, commented, “We remain cautiously optimistic for the remainder of the year as demand for our products continues to be strong. Additionally we expect to launch two new Water Treatment sales offices in Missouri and Kansas by fiscal year end, expanding our territory and creating the potential for new business.”

Hawkins, Inc. provides a full range of bulk industrial products complemented with the technical competence and innovation to formulate and blend specialty chemicals. The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

Hawkins serves customers in a wide range of industries, including chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical devices, pulp and paper, and water treatment.

Hawkins is headquartered in Minneapolis, Minnesota. The Company operates sixteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, New Jersey, South and North Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to, the following: our ability to pass through cost increases in raw materials and energy, competition from other chemical companies, seasonality and weather conditions, costs and difficulties with our new enterprise resource planning system, the hazards of chemical manufacturing, natural disasters, downturns in our customers’ industries, actual growth in our products’ markets, changes in our customers’ products, compliance with applicable laws and regulations, our ability to meet quality specifications, the adequacy of our insurance coverage, our ability to attract and retain key personnel, our ability to complete and integrate future acquisitions, and future terrorist attacks. Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 1, 2007, as updated by subsequent SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

Sales	$48,143,856	$42,200,162	$96,766,581	$83,660,825

Cost of sales	36,268,357	31,023,515	73,060,531	61,661,093

Gross margin	11,875,499	11,176,647	23,706,050	21,999,732

Selling, general and administrative expenses	7,498,645	6,482,276	14,993,929	13,119,141

Income from operations	4,376,854	4,694,371	8,712,121	8,880,591

Investment income	312,265	347,757	614,568	649,004

Income before income taxes	4,689,119	5,042,128	9,326,689	9,529,595

Provision for income taxes	1,767,700	1,896,000	3,454,200	3,583,500

Net income	$2,921,419	$3,146,128	$5,872,489	$5,946,095

Weighted average number of shares outstanding - basic	10,211,827	10,171,496	10,198,531	10,171,496

Weighted average number of shares outstanding - diluted	10,241,865	10,171,496	10,223,228	10,171,496

Earnings per share - basic	$0.29	$0.31	$0.58	$0.58

Earnings per share - diluted	$0.29	$0.31	$0.57	$0.58

Cash dividends declared per common share	$0.24	$0.22	$0.24	$0.22

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